Exhibit 3.2

DARIOHEALTH CORP.

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

AND

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B CONVERTIBLE PREFERRED STOCK

AND

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK

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DarioHealth Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted setting forth the proposed elimination of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock as set forth herein:

RESOLVED that no shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock are outstanding and none will be issued; and

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Certificate of Incorporation all references to the designation of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock.

SECOND: That the Certificate of Designation of Preferences, Rights and Limitations with respect to the Series A Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations with respect to the Series B Convertible Preferred Stock, and the Certificate of Designation of Preferences, Rights and Limitations with respect to the Series C Convertible Preferred Stock, were filed in the office of the Secretary of State of Delaware on September 23, 2014, August 22, 2017 and February 28, 2018, respectively. None of the authorized shares of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the designation of Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock.

IN WITNESS WHEREOF, DarioHealth Corp. has caused this certificate to be signed by Zvi Ben-David, its Chief Financial Officer, this 13th day of September 2018.

/s/ Zvi Ben David
Name: Zvi Ben-David
Title: Chief Financial Officer and Treasurer